Exhibit 21.1
List of Subsidiaries of Flag Intermediate Holdings Corporation
Allmet GP, Inc.
Allmet LP, Inc.
Interstate Steel Supply Co. of Maryland
Intsel GP, Inc.
Intsel LP, Inc.
I-Solutions Direct, Inc.
Jeffreys Real Estate CORP
Jeffreys Steel Holdings, L.L.C.
Levinson Steel GP, Inc.
Levinson Steel LP, Inc.
Metals Receivables CORP
Metals USA Building Products, L.P.
Metals USA Carbon Flat Rolled Inc.
Metals USA Contract Manufacturing, Inc.
Metals USA Finance Corp.
Metals USA Flat Rolled Central Inc.
Metals USA Management Co., L.P.
Metals USA Plates & Shapes Northeast, L.P.
Metals USA Plates & Shapes Southcentral, Inc.
Metals USA Plates & Shapes Southeast, Inc.
Metals USA Plates & Shapes Southwest, Limited Partnership
Metals USA Realty CO
Metals USA Specialty Metals Northcentral, Inc.
MUSA GP, INC.
MUSA LP, Inc.
MUSA Newark, L.L.C.
Wilkof-Morris Steel CORP
Queensboro, L.L.C.